Exhibit 99

Everett Tackett, APR	Ken Rizvi
Public Relations	Investor Relations
ON Semiconductor	ON Semiconductor
(602) 244-4534	(602) 244-3437
everett.tackett@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Reports First Quarter Results

Company Grows Revenues by 11 Percent and

Increases Gross Margin by 300 Basis Points from Prior Quarter

PHOENIX, Ariz. – April 28, 2004 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the first quarter of 2004 were $308.2 million, an increase of 11 percent from the fourth quarter of 2003. During the first quarter of 2004, the company reported a net loss of $47.6 million, or $0.23 per share, that included restructuring, asset impairments and other charges of $13.1 million, or $0.06 per share, and a loss on debt prepayment of $33.0 million, or $0.14 per share. During the fourth quarter of 2003, the company reported a net loss of $42.4 million, or $0.21 per share, that included restructuring, asset impairments and other charges of $29.9 million, or $0.14 per share and a loss on debt prepayment of $1.3 million, or $0.01 per share.

On a mix-adjusted basis, average selling prices in the first quarter of 2004 were up approximately 1 percent from the fourth quarter of 2003. The company’s gross margin in the first quarter was 31.1 percent, an increase of approximately 300 basis points as compared to the fourth quarter of 2003 due to a combination of increased average selling prices, improved product mix, increased unit volumes and cost reductions.

EBITDA for the first quarter of 2004 was $14.2 million and included restructuring, asset impairments and other charges of $13.1 million and the $33.0 million loss on debt prepayment. EBITDA for the fourth quarter of 2003 was $20.6 million and included restructuring, asset impairments and other charges of $29.9 million and the $1.3 million loss on debt prepayment. A reconciliation of this non-GAAP financial measure to the company’s net loss and net cash provided by operating activities prepared in accordance with U.S. GAAP is set out in the attached schedule.

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ON Semiconductor Reports First Quarter Results

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The $13.1 million in restructuring, asset impairments and other charges for the first quarter of 2004 included approximately $12.0 million of non-cash charges for a loss on sale of fixed assets and approximately $1.1 million of cash charges, primarily for severance.

The $29.9 million in restructuring, asset impairments and other charges for the fourth quarter of 2003 included approximately $24.5 million of non-cash charges for asset impairments and approximately $5.4 million of cash charges, primarily for severance.

“Our revenue and gross margin exceeded our expectations,” said Keith Jackson ON Semiconductor president and CEO. “Revenue is the highest it has been since the second quarter of 2001 and gross margin is the highest since the fourth quarter of 2000, both clear indicators of the improving business environment for the company. In addition, we made significant strides during and subsequent to the end of the first quarter to improve our capital structure. While the effects of our actions had only a minimal impact on interest expense in the first quarter, on a projected annual basis, the interest expense savings from the repurchase of our Senior Secured Notes due in 2008 and 2010, the repurchase of our Senior Subordinated Notes due in 2009 and the refinancing of our credit facilities is approximately $53 million, which represents a 40% reduction as compared to our projected annual interest expense at the beginning of 2004.”

SECOND QUARTER 2004 OUTLOOK

“Based upon booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be up by 6 to 7 percent sequentially in the second quarter,” Jackson said. “Backlog levels at the beginning of the second quarter of 2004 were up significantly from backlog levels at the beginning of the first quarter of 2004 and represented greater than 90 percent of our anticipated second quarter revenues. We expect that average selling prices will be up for the second quarter of 2004 and that gross margins will increase by 150 to 200 basis points.”

TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 5:00 p.m. Eastern time (EST) today to discuss the first quarter results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for 30 days following the conference call.

About ON Semiconductor

ON Semiconductor (NASDAQ: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor Reports First Quarter Results

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to bookings trends, backlog levels, estimated turns levels, interest expense savings, second quarter 2004 revenues, gross margins and average selling prices, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our amended Form 10-K for the year ended December 31, 2003 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports First Quarter Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share data)

	Quarter Ended
	April 2, 2004	December 31, 2003	April 4, 2003
Revenues	$308.2	$278.6	$269.5
Cost of revenues	212.3	200.2	194.7

Gross profit	95.9	78.4	74.8

Operating expenses:
Research and development	23.5	24.0	21.1
Selling and marketing	18.4	16.5	16.1
General and administrative	17.2	15.3	19.6
Amortization of intangible asset	—	—	3.0
Restructuring, asset impairments and other, net	13.1	29.9	—

Total operating expenses	72.2	85.7	59.8

Operating income (loss)	23.7	(7.3)	15.0

Other income (expenses), net:
Interest expense	(34.3)	(34.9)	(39.1)
Interest income	0.4	0.5	0.7
Realized and unrealized foreign currency gains and losses	(1.7)	2.3	1.3
Loss on debt prepayment	(33.0)	(1.3)	(3.5)

Other income (expenses), net	(68.6)	(33.4)	(40.6)

Loss before income taxes, minority interests and cumulative effect of accounting change	(44.9)	(40.7)	(25.6)
Provision for income taxes	(1.6)	(1.4)	(2.2)
Minority interests	(1.1)	(0.3)	(1.2)

Loss before cumulative effect of accounting change	(47.6)	(42.4)	(29.0)
Cumulative effect of accounting change	—	—	(21.5)

Net loss	(47.6)	(42.4)	(50.5)
Less: Accretion to redemption value of convertible redeemable preferred stock	(1.8)	(0.5)	—
Less: Redeemable preferred stock dividends	(2.4)	(2.4)	(2.2)

Net loss applicable to common stock	$(51.8)	$(45.3)	$(52.7)

Loss per common share:
Basic:
Net loss applicable to common stock before cumulative effect of accounting change	$(0.23)	$(0.21)	$(0.18)
Cumulative effect of accounting change	—	—	(0.12)

Net loss applicable to common stock	$(0.23)	$(0.21)	$(0.30)

Diluted:
Net loss applicable to common stock before cumulative effect of accounting change	$(0.23)	$(0.21)	$(0.18)
Cumulative effect of accounting change	—	—	(0.12)

Net loss applicable to common stock	$(0.23)	$(0.21)	$(0.30)

Weighted average common shares outstanding:
Basic	229.5	216.9	176.4

Diluted	229.5	216.9	176.4

ON Semiconductor Reports First Quarter Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEET

(in millions)

	April 2, 2004	December 31, 2003
Assets
Cash and cash equivalents	$221.4	$186.6
Receivables, net	153.4	136.1
Inventories, net	183.8	171.6
Other current assets	32.5	25.7
Deferred income taxes	3.1	2.7

Total current assets	594.2	522.7

Property, plant and equipment, net	497.2	499.1
Deferred income taxes	1.7	1.3
Goodwill	77.3	77.3
Other assets	43.0	61.0

Total assets	$1,213.4	$1,161.4

Liabilities, Minority Interests, Redeemable Preferred Stock and Stockholders’ Deficit
Accounts payable	$126.5	$115.7
Accrued expenses	102.7	89.9
Income taxes payable	1.7	1.7
Accrued interest	16.1	25.3
Deferred income on sales to distributors	81.1	66.2
Current portion of long-term debt	15.3	11.4

Total current liabilities	343.4	310.2
Long-term debt	1,125.9	1,291.5
Other long-term liabilities	56.9	58.2

Total liabilities	1,526.2	1,659.9

Minority interests in consolidated subsidiaries	26.4	26.4

Redeemable preferred stock	123.9	119.7

Common stock	2.5	2.2
Additional paid-in capital	1,118.2	891.3
Accumulated other comprehensive loss	(2.5)	(4.4)
Accumulated deficit	(1,581.3)	(1,533.7)

Total stockholders’ deficit	(463.1)	(644.6)

Total liabilities, minority interests, redeemable preferred stock and stockholders’ deficit	$1,213.4	$1,161.4

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND

CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended
	April 2, 2004	December 31, 2003	April 4, 2003
Net loss	$(47.6)	$(42.4)	$(50.5)
Plus:
Depreciation and amortization	26.3	27.2	36.0
Interest expense, net	33.9	34.4	38.4
Income tax provision	1.6	1.4	2.2

EBITDA	14.2	20.6	26.1
Increase (decrease):
Interest expense, net	(33.9)	(34.4)	(38.4)
Income tax provision	(1.6)	(1.4)	(2.2)
Loss on sale of fixed assets	12.1	0.4	0.3
Loss on debt prepayment	33.0	1.3	3.5
Amortization of debt issuance costs and debt discount	1.9	1.8	2.2
Provision for excess inventories	—	4.6	4.0
Cumulative effect of accounting change	—	—	21.5
Non-cash impairment of property, plant and equipment	—	20.2	—
Non-cash impairment of other long-lived assets	—	4.3	—
Non-cash interest on junior subordinated note payable to Motorola	3.5	3.2	3.3
Deferred income taxes	(0.8)	5.1	(2.5)
Stock compensation expense	—	—	0.1
Other	1.2	0.6	1.6
Changes in operating assets and liabilities	3.2	1.5	(14.9)

Net cash provided by operating activities	$32.8	$27.8	$4.6

*	EBITDA represents net income (loss) before interest expense, net, provision for income taxes and depreciation and amortization expense. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.